                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Seagull Energy Corporation
                          --------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  812007 10 2
                                 -------------
                                 (CUSIP Number)



                                 June 23, 1998
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ X ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)

-----------------------                                  ---------------------
  CUSIP NO. 812007 10 2                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Cross Timbers Oil Company
      75-2347769
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,140,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,260,000*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,140,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,260,000*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,400,000**

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.0%**

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

* Represents shares held by Cross Timbers Trading Company, a wholly owned subsidiary of Cross Timbers Oil Company.

**    Includes 3,260,000 shares (5.2%) held by Cross Timbers Trading Company.

-----------------------                                  ---------------------
  CUSIP NO. 812007 10 2                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Cross Timbers Trading Company
      75-2613610
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,260,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,260,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,260,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 812007 10 2                 13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Bob R. Simpson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            191,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             191,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      191,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

ITEM 1.
     (a) Name of Issuer:
           SEAGULL ENERGY CORPORATION
     (b) Address of Issuer's Principal Executive Offices:
           1001 Fannin, Suite 1700
           Houston, Texas 77002

ITEM 2.
     (a) Name of Persons Filing:
           Cross Timbers Oil Company
           Cross Timbers Trading Company, a wholly owned
               subsidiary of Cross Timbers Oil Company
           Bob R. Simpson
     (b) Address of Principal Business Office:
           810 Houston Street, Suite 2000
           Fort Worth, Texas 76102
     (c) Citizenship:
           Cross Timbers Oil Company is a Delaware corporation.
           Cross Timbers Trading Company is a Texas corporation.
           Bob R. Simpson is a citizen of the United States.
     (d) Title of Class of Securities:
           Common Stock
     (e) CUSIP Number:
           812007 10 2


ITEM 3.
     This statement is filed pursuant to Rule 13d-1(c).


ITEM 4.    OWNERSHIP
     (a) Amount beneficially owned as of July 6, 1998:
                 Cross Timbers Oil Company (includes
                  shares held by Cross Timbers
                  Trading Company)                        4,400,000
                 Cross Timbers Trading Company            3,260,000
                 Bob R. Simpson                             191,000
     (b) Percent of class:
                 Cross Timbers Oil Company (includes
                  shares held by Cross Timbers
                  Trading Company)                              7.0%
                 Cross Timbers Trading Company                  5.2%
                 Bob R. Simpson                                 0.3%
     (c) Number of shares as to which such person has:
         (i)  Sole power to vote or to direct the vote:
                 Cross Timbers Oil Company                1,140,000
                 Cross Timbers Trading Company                    0
                 Bob R. Simpson                             191,000
         (ii) Shared power to vote or to direct the vote:
                 Cross Timbers Oil Company                3,260,000
                 Cross Timbers Trading Company            3,260,000
                 Bob R. Simpson                                   0

         (iii) Sole power to dispose or to direct the disposition of:
                 Cross Timbers Oil Company                1,140,000
                 Cross Timbers Trading Company                    0
                 Bob R. Simpson                             191,000
         (iv)  Shared power to dispose or to direct the disposition of:
                 Cross Timbers Oil Company                3,260,000
                 Cross Timbers Trading Company            3,260,000
                 Bob R. Simpson                                   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The persons identified under Item 2 above are filing this schedule as a group pursuant to Rule 13d-1(c).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              CROSS TIMBERS OIL COMPANY



Date: July 6, 1998            By:   LOUIS G. BALDWIN
                                -------------------------------------
                                    Louis G. Baldwin
                                    Senior Vice President and Chief
                                    Financial Officer




                              CROSS TIMBERS TRADING COMPANY



                              By:   LOUIS G. BALDWIN
                                 ------------------------------------
                                    Louis G. Baldwin
                                    Senior Vice President and Chief
                                    Financial Officer



                                    BOB R. SIMPSON
                              ---------------------------------------
                                    Bob R. Simpson